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Exhibit 3.3

AMENDMENT NO. 3 TO THE BYLAWS OF
NOVA BIOSOURCE FUELS, INC.

The Bylaws of Nova Biosource Fuels, Inc., a Nevada corporation (the "Company") are hereby amended as follows:

        1.     Amendment No. 1 to the Company's Bylaws be, and hereby is, amended to replace all references to "Section 3.3.1" with "Section 3.3.2".

        The foregoing Amendment No. 3 to the Bylaws of the Company was adopted by the Board of Directors of the Company on February 3, 2008.

/s/ Leon van Kraayenburg Leon van Kraayenburg Secretary

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  Exhibit 3.3
AMENDMENT NO. 3 TO THE BYLAWS OF NOVA BIOSOURCE FUELS, INC.